Exhibit 99.1

Contact: Maria Brous

(863) 680-5339

Publix Reports Third Quarter 2011 Results and Stock Price

LAKELAND, Fla., Nov. 1, 2011 — Publix’s sales for the third quarter of 2011 were $6.4 billion, a 5.5 percent increase from last year’s $6 billion. Comparable-store sales for the third quarter of 2011 increased 4.3 percent.

Net earnings for the third quarter of 2011 were $311.9 million, compared to $283.2 million in 2010, an increase of 10.1 percent. Earnings per share for the third quarter increased to $0.40 for 2011, up from $0.36 per share in 2010.

Publix’s sales for the first nine months of 2011 were $19.7 billion, a 5.2 percent increase from last year’s $18.8 billion. Comparable-store sales for the first nine months of 2011 increased 3.7 percent.

Net earnings for the first nine months of 2011 were $1.1 billion, compared to $1 billion in 2010, an increase of 9.7 percent. Earnings per share increased to $1.39 for the first nine months of 2011, up from $1.27 per share in 2010.

These amounts are based on unaudited reports that will be filed later this week with the U.S. Securities and Exchange Commission (SEC). The company’s quarterly report to the SEC, Form 10-Q, will be available Nov. 3 on its website at www.publix.com/stock.

Effective Nov. 1, 2011, Publix’s stock price decreased from $22.05 per share to $20.20 per share. Publix stock is not publicly traded and is made available for sale only to current Publix associates and members of its board of directors.

“I’m pleased that our Publix associates delivered strong operating results,” said Publix CEO Ed Crenshaw. “Unfortunately, these results were not enough to offset the continuing challenges in the stock market.”

Publix is privately owned and operated by its 150,000 employees, with 2010 sales of $25.1 billion. Currently Publix has 1,042 stores in Florida, Georgia, South Carolina, Alabama and Tennessee. The company has been named one of FORTUNE’s “100 Best Companies to Work For in America” for 14 consecutive years. In addition, Publix’s dedication to superior quality and customer service is recognized as tops in the grocery business, most recently by an American Customer Satisfaction Index survey. For more information, visit the company’s website, www.publix.com. ###